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Pricing Supplement dated January 7, 2004		    Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and		        File No. 333-84692
Prospectus Supplement dated April 4, 2002)

				TOYOTA MOTOR CREDIT CORPORATION

				Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $365,000,000		  Trade Date: January 7, 2004
Issue Price: See "Plan of Distribution"	  Original Issue Date: January 13, 2004
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $364,963,500
Terms of the Notes -- Interest"		  Principal's Discount
Interest Payment Period: Monthly            or Commission: 0.01%
Stated Maturity Date: January 14, 2005
_______________________________________________________________________________

Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		(Fixed Rate Commencement
          (Fixed Interest Rate): 		 Date):
   [ ]  Other Floating Rate Note		(Fixed Interest Rate):
          (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
          [X]  LIBOR	[ ]  Treasury Rate	[ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

   Initial Interest Reset Date: February 14, 200   Spread (+/-): -0.06%
   Interest Rate Reset Period: Monthly	           Spread Multiplier:  N/A
   Interest Reset Dates: the 14th of each	   Maximum Interest Rate: N/A
     calendar month, commencing February 14, 2004
   Interest Payment Dates: the 14th of each        Minimum Interest Rate:  N/A
     calendar month, commencing February 14, 2004  Index Maturity: 1 month
						   Index Currency: U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from January 13, 2004 to January 14, 2005
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
   Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
   Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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				___________________________
				Banc of America Securities LLC


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			ADDITIONAL TERMS OF THE NOTES

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on January 9, 2004 minus 0.06%.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated September 24, 2001 and an Appointment Agreement Confirmation dated January 7, 2004 (collectively, the "Agreement"), between TMCC and Banc of America Securities LLC ("BOA"), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BOA may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BOA.

	Under the terms and conditions of the Agreement, BOA is committed to take and pay for all of the Notes offered hereby if any are taken.